QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.51

[AspenTechnology Letterhead/Logo]

June 24, 2003

Mr. Wayne Sim
Senior VP Worldwide Sales

Dear Wayne:

I am pleased to confirm that the Compensation Committee of the AspenTech Board of Directors has approved the following FY04 Executive Compensation Plan for you. This Plan is contingent upon shareholder approval of the Advent financing transaction, which is currently scheduled for August 2003.

Your total target compensation for FY04 will be $336,000, which is comprised of a base salary of $210,000 (this amount has been translated into US dollars based on an approximate exchange rate—your actual salary is defined in Canadian dollars) and a bonus target of 60%. The actual bonus you earn will be determined by your achievement of FY04 goals. I will communicate the details of the FY04 bonus program to you in early Q1 once the program has been finalized and approved by the Compensation Committee.

In addition, you will be granted options to purchase 681,000 shares of AspenTech common stock at the Fair Market Value on the day the Advent transaction is approved by shareholders. This grant, together with your existing option holdings, would bring your total equity participation level to approximately 0.750%, based on options with grant prices of $10/share or lower on a pre-reverse split basis. In consideration for this substantial new grant, the following condition applies, contingent upon closing of the Advent transaction and issuance of the options:

•
For your existing stock options with pre-split grant prices of $10/share or lower, you agree to only exercise these options in accordance with their normal vesting schedule. In the event of your involuntary termination, or a change of control event as redefined in the 2001/2003 stock option plan and described in the proxy statement for the Advent transaction, this restriction will be lifted.

Wayne, I look forward to our continued work together as we drive shareholder value.

Best regards,
/s/ DAVID L. MCQUILLIN	/s/ WAYNE SIM

David L. McQuillin	Wayne Sim	Date
President and CEO Aspen Technology, Inc.	Senior VP Worldwide Sales

QuickLinks

  Exhibit 10.51